Exhibit 99.1

     Cost-U-Less Reports 4% Increase in Same Store Sales for Second Quarter

Preston, WA, July 2, 2003

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported an increase of 4.0% in same store sales (stores open a full 13 months), for the fiscal quarter ending June 29, 2003.

"We are very pleased to report continued positive same store sales, making this a string of six consecutive quarters," said J. Jeffrey Meder, the Company's President and CEO. "The value proposition that we provide in a non-membership store in the markets we serve continues to play to our favor. The improvement in sales was widespread, although we are particularly pleased with our performance in St Thomas where we recorded our best ever second quarter sales in the ten years that we have been in that market."

Same store sales are calculated on stores excluding the Guam market as the Company's remaining store in Tamuning, Guam is benefiting from the temporary closure of the Dededo store. Including the Tamuning store, same store sales would have increased 8.7% for the fiscal quarter ending June 29, 2003.

Operating with 10 stores during the second fiscal quarter ending June 29, 2003 vs. 11 stores for the same quarter a year ago, total sales for the Company decreased 1.5% to $42.0 million compared to $42.7 million for the same period a year ago. The decrease in sales due to the temporary closing of the Company's Dededo store in Guam was largely offset by the positive same store sales elsewhere.

The Dededo store suffered significant damage from Supertyphoon Pongsona that swept through the island on December 8, 2002. The Company is in the process of working with the landlord to rebuild the store and believes it will be ready to reopen in late 2003.

As previously reported on June 24, 2003, the Company announced that it is engaged in preliminary discussions with ASSI, Inc. regarding a potential transaction by which ASSI, Inc. would acquire all outstanding shares of common stock of the Company. On June 20, 2003, ASSI, Inc. amended its Schedule 13D filing with the Securities and Exchange Commission to disclose these preliminary discussions. Neither ASSI, Inc. nor the Company has completed its financial and legal due diligence relating to any such transaction.

Excluding its Dededo store in Guam, Cost-U-Less currently operates ten stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles
(2), Hawaiian Islands (2), California (1), Guam (1), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141